UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Virtusa Corporation

(Name of Registrant as Specified In Its Charter)

New Mountain Vantage LO, L.P.

New Mountain Vantage Focus, L.P.

New Mountain Vantage (California) II, L.P.

New Mountain Vantage, L.P.

New Mountain Vantage Co-Invest II, L.P.

New Mountain Vantage GP, L.L.C.

New Mountain Vantage Advisers, L.L.C.

Ramakrishna Prasad Chintamaneni

Patricia B. Morrison

Michael J. Baresich

Chad Fauser

Nadia Shouraboura

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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New Mountain Vantage Advisers, L.L.C., together with other participants (collectively, “New Mountain Vantage”), have filed a definitive proxy statement and accompanying BLUE proxy card with the U.S. Securities and Exchange Commission to be used to solicit proxies for the election of their slate of director nominees at the 2020 Annual Meeting of Shareholders of Virtusa Corporation.

On September 1, 2020, New Mountain Vantage issued the following press release, which is also being posted by New Mountain Vantage to ImproveVirtusa.com.

New Mountain Vantage Releases Investor Presentation Highlighting Urgent Need for Changes to

Virtusa Corporation’s Board of Directors

Emphasizes Need for Long Overdue Corporate Governance Reform and Management Accountability

Full Presentation Can Be Accessed and Downloaded at ImproveVirtusa.com

NEW YORK, September 1, 2020 / PRNewswire / — New Mountain Vantage Advisers, L.L.C. (“NMV”), which manages funds that hold a collective economic ownership interest in Virtusa Corporation (“Virtusa” or the “Company”) equivalent to approximately 10.8% of the Company’s outstanding common stock, today released an investor presentation that can be accessed at ImproveVirtusa.com.

In the presentation, NMV highlights the need for immediate Board change at Virtusa to drive long overdue corporate governance reform and management accountability which we believe are key to unlocking significant value for all stockholders. Tellingly, throughout NMV’s months-long engagement with Management and the Board, including during this proxy contest, Virtusa has yet to disagree with our assessment of the Company.

Instead, the Board essentially believes it “has it covered” through its “newly-announced” Three Pillar Strategy, which is simply a repackaged version of its prior unfulfilled promises. Rather than providing stockholders with a detailed, actionable plan and timeline that the Company intends to implement, which would right the ship at this promising company, the Board is basing its platform to shareholders on the false assertion that NMV “reneged” on a settlement agreement. Let us set the record straight – NMV has never reneged on any agreement with the Company. We have been steadfast in insisting that real change is needed on this Board, and that real change must include an NMV representative on the Board and an Independent Director not handpicked by the Company.

The presentation released today outlines the compelling and urgent need for change at Virtusa and why NMV and its highly-qualified nominees, Prasad Chintamaneni and Patty Morrison, are the right people to finally drive the entire Board to hold Management accountable and execute on a real plan to drive long-term shareholder value at Virtusa.

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Prasad Chintamaneni is a Managing Director at New Mountain Capital. Prior to this role, Prasad served as President, Global Industries & Consulting at Cognizant, leading all commercial industry verticals and the global consulting business, and was an Executive Officer of Cognizant since 2013. Prasad ultimately held profit & loss responsibility for ~$12 Billion in revenue, or ~75% of all of Cognizant. In an attempt to continue its history of avoiding accountability at all costs, the Company has sought to cast aspersions at Prasad’s credentials by publicly describing him as primarily holding “mid-level sales and management roles.” Rather than creating false narratives, we will let the facts speak for themselves – during Prasad’s almost 20-year tenure at Cognizant, during which he served as a key member of the senior management team, the company grew revenues from ~$90 million to over $16 billion and realized a return of ~13,000% to shareholders[1]. Rest assured that as the representative of an ~11% holder, Prasad will be the true change agent the Company has lacked for so long – he will drive the execution of a tangible strategic plan and will not only ensure that Management’s interests are aligned with those of its stockholders, but also that Management is held accountable for its actions and performance.

[1]	From 9/6/1999 to 7/31/2019

•

Patricia “Patty” Morrison currently serves on the Boards of Baxter International (2019 – present) and Splunk Inc. (2013 – present), and previously served on the Board of Aramark, SPSS Statistics, and Jo-Ann Stores. Since Patty joined the Baxter International and Splunk Inc. Boards, the two companies have returned >18% and >380% to shareholders, respectively[2]. Most recently, Ms. Morrison served as Executive Vice President Customer Support Services & Chief Information Officer of Cardinal Health Inc. Her background includes significant experience in the areas of Healthcare and Technology, key focus areas for Virtusa. As a true independent Director not handpicked by the Company, Patty will offer new perspectives and will drive Management accountability, while also bringing a much-needed Healthcare skill set to the Boardroom.

We have highlighted below just a few of the points included in the materials released today, and strongly encourage all stockholders to read the presentation in full. We believe that only one conclusion can be drawn from our detailed analysis — the status quo cannot continue, and Virtusa’s entrenched Board and Management team cannot be trusted to execute on the same promises that they have failed to realize for the past several years. We implore you to vote your shares on the BLUE proxy card in favor of both Prasad Chintamaneni and Patty Morrison, two high-qualified Directors who will act in the best interests of all stockholders.

1.	Numbers Speak for Themselves

Virtusa’s share price has declined by -35% in the five-year period ending June 18, 2020, compared to a return of +57% for the Russell 3000 in the same period and +38% for Virtusa’s Direct Peers3. This performance was the result of essentially no measurable progress toward improving worst-in-class margins that are nearly ~50% below the relevant IT Services peer group average, revenue concentration issues that are worse today versus five years ago, and poor capital allocation decisions with Virtusa’s return on invested capital4, which has contracted from ~16% in the twelve-month period ended December 31, 2015 (before the consummation of the Polaris transaction) to ~10% in FY2020, despite the Company spending ~$650mm on M&A in the past five years.

2.	Years of Unfulfilled Promises

What has the Board done in response to this poor performance? It has repackaged the areas it has purportedly focused on for years — margin improvement, revenue diversification and profitable revenue growth — into a “new” Three Pillar Strategy. While there is no disagreement that these are key focus areas for the Company, these are the very same items that Management and the Board have failed to execute on for years. So, how is this Three Pillar Strategy really “new”? Despite its promises, Virtusa has failed to increase margins, diversify revenue, or grow profitably in the past five years. The question for you, our fellow stockholders, is simple: does the current Board have the ability to, once and for all, drive the change necessary for Virtusa to fulfill its promises to investors? Based on historical performance, the clear answer is no. It is time for real change agents in the form of the NMV nominees!

[2]	Baxter Int’l: 2/8/2019 – 8/19/20, Splunk Inc.: 4/9/2013 – 8/19/20
[3]

Period ending 6/18/20, the day before NMV’s nomination notice was made public. Direct Peer Group includes: Endava plc, EPAM Systems Corp. Globant SA, Perficient Inc., Cognizant Technology Solutions Corp. Infosys Ltd., Capgemini SE, Tech Mahindra Ltd., HCL Technologies Ltd.

[4]

Return on Invested Capital defined as: NOPAT / Invested Capital, where NOPAT is adj. operating income plus stock-based compensation tax effected at a constant 30% rate and invested capital is net debt + book value of equity

3.	Virtusa’s Brand of Corporate Governance

We are firm believers that strong corporate governance and independence of the Board from Management are the keys to driving Management accountability, which in turn drives operational performance and value creation. It is not surprising that the Board has failed to hold Management accountable and drive stockholder value, as the Board itself is not accountable to stockholders – Virtusa has a staggered Board of Directors with a long history of interlocking personal relationships, and does not allow stockholders to act by written consent or call a special meeting. The lack of accountability continues with a combined Chairman and CEO and an under-representation of female Directors on the Board, which only ensures that a diversity of opinion is foreclosed from the Boardroom.

While Virtusa’s historical corporate governance practices, unfulfilled promises and bottom quartile total shareholder return performance over the past five years5 is a more than sufficient case for significant Boardroom change, the recent actions of the Board should sound alarm bells for all stockholders. In the face of this proxy contest, the Board shrunk the number of Directors up for election from three to two, added a handpicked Director that will not be up for re-election until 2022, and chose to utilize a Director age limitation policy that it never previously disclosed or enforced (including against director William O’Brien, whom the described policy should have applied to in his previous election in 2017.)

In response to these actions, NMV publicly called on the Board to provide an explanation to stockholders, including by releasing the age limitation policy and explaining why it was never previously enforced or disclosed. The public response from the Company on these matters? Absolutely nothing. We privately requested this information from the Company and the response was similar – the Company refused to provide us any information on these subjects beyond a copy of the policy and select Board minutes and, even then, the Company told us we could only receive this limited material if we agreed not to tell our fellow stockholders what they say, which is obviously not acceptable given this information is supposed to be public in the first place. Unlike the Board, NMV wants to do what is right for all shareholders. So, we again ask a simple question: what is the Board looking to hide? Fellow shareholders, if you share our concerns, we urge you to call the Company and demand that it answers these questions publicly.

4.	Flawed Management Compensation

Simply put, the compensation structure of the Company is flawed. Revenue and profitability targets are not linked in any way, resulting in significant payments to Management for underperforming on profit targets but meeting revenue targets. The target adjusted operating margin percentage for 100% payout in FY2020 was below levels seen in FY2016, such that Management is essentially being paid to regain margin it lost in the past. Management has no yardstick for return on invested capital (such as Adj. EPS) that factors in cost of capital for its actions, which has directly resulted in value-destructive capital allocation. In fact, the CEO’s compensation has grown by 86% from FY2016 to FY2020 versus total Adj. EPS growth of only 4% over the same period, while stockholders have seen the share price decline by 35% in the five-year period ended June 18, 2020.

So, all of this begs an obvious question – who is responsible for overseeing such a flawed program? The answer is the two Virtusa Directors up for election at the upcoming annual meeting, who are both members of the Board’s Compensation Committee. It is time to send a message – vote these individuals off the Board and let this be the first step in a new era of accountability at Virtusa!

[5]	Within 4510 GICS code Companies in the Russell 3000

* * *

We strongly encourage shareholders to act now and vote your shares on the BLUE proxy card in favor of both Prasad Chintamaneni and Patty Morrison. This will send a strong message to the Company to improve its shareholder returns, governance and management accountability. The Company has underperformed again and again, and shareholders must act to refresh the Board to put Virtusa on a better course.

We urge you to express your views directly to Management and the Board. Every shareholder has a voice, and it is only through using that voice that we can tell the current Board: It Is Time to Usher in an Era of Accountability in the Virtusa Boardroom!

Please visit ImproveVirtusa.com for a comprehensive set of all NMV proxy filings and press releases.

Willkie Farr & Gallagher LLP is acting as legal counsel to NMV and Harkins Kovler, LLC is acting as proxy solicitor.

About New Mountain Vantage

New Mountain Vantage manages concentrated public equity portfolios, both long-only and long/short. Vantage began investing in 2006 with a focus on corporate governance and selective engagement since inception.

Dan Riley is the Portfolio Manager of New Mountain Vantage and began his career at NMC in 2002. Chad Fauser is Head of Engagement for Vantage and joined in 2018 and was previously a Partner at Trian Partners.

Media Contact:

Will Braun

Abernathy MacGregor for New Mountain Vantage

646-770-5674

whb@abmac.com

Investor Contact:

Rahsaan Wareham

Harkins Kovler, LLC for New Mountain Vantage

212-468-5399

rwareham@harkinskovler.com

IMPORTANT INFORMATION

On August 19, 2020, New Mountain Vantage Advisers, L.L.C., together with other participants (collectively, “New Mountain Vantage”), filed a definitive proxy statement (the “Definitive Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) to solicit proxies from stockholders of Virtusa Corporation (the “Company”) for use at the Company’s 2020 annual meeting of stockholders. NEW MOUNTAIN VANTAGE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER MATERIALS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT ALSO INCLUDES INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE NEW MOUNTAIN VANTAGE SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. The Definitive Proxy Statement and any other materials filed with the SEC by New Mountain Vantage are available at no charge on the SEC’s website at http://www.sec.gov and are also available at no charge on request from New Mountain Vantage’s proxy solicitor, Harkins Kovler, LLC at (800) 326-5997 or via email at VRTU@HarkinsKovler.com.